Exhibit 99.1

Tortoise Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing April 22, 2019

KANSAS, April 19, 2019 -- Tortoise Acquisition Corp. (the “Company”) announced today that commencing April 22, 2019, holders of the units sold in the Company’s initial public offering may elect to separately trade the shares of Class A common stock and warrants included in the units. Each unit consists of one share of Class A common stock, par value $0.0001 per share, and one-half of one redeemable warrant. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange (the “NYSE”) under the symbols “SHLL” and “SHLL WS,” respectively. Those units not separated will continue to trade on the NYSE under the symbol “SHLL.U.” Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ units into shares of Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. Barclays, Goldman Sachs & Co. LLC and UBS Investment Bank acted as joint book running managers for the offering.

A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 27, 2019.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the SEC’s website at http://www.sec.gov. Alternatively, a copy of the final prospectus relating to the offering may be obtained from Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, email: barclaysprospectus@broadridge.com, tel: (888) 603-5847; Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, email: prospectus-ny@ny.email.gs.com, tel: (866) 471-2526; and UBS Investment Bank, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, New York 10019, email: ol-prospectusrequest@ubs.com, tel: (888) 827-7275.

ABOUT TORTOISE ACQUISITION CORP.

Tortoise Acquisition Corp. was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. The Company intends to focus its search for a target business in the energy industry.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Tortoise Acquisition Corp.

Vince Cubbage

VCubbage@tortoiseadvisors.com